AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

Exhibit A

THIS AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) by and between SP+ Corporation, a Delaware corporation, with its corporate offices in Chicago, Illinois including its subsidiaries, affiliates, assigns and other businesses (the “Company” or “Parking Companies”) and Kristopher H. Roy (the “Executive”) dated as of September 1, 2019.

RECITALS

A.    The Company is in the business of providing an array of commercial, institutional and residential property management services, including, operating private and public parking facilities for itself, its subsidiaries, affiliates and others, and as a consultant and/or manager for parking facilities operated by others throughout the United States and Canada, providing on-street and off-street parking enforcement, residential, institutional and commercial property management services, security services for commercial establishments and airport, institutional and urban transportation services (the Company and its subsidiaries and affiliates and other Company-controlled businesses, including its divisions (in each case including their predecessor's or successor's), are also referred to hereinafter as the “Parking Companies”).

B.    The Executive is employed by the Company and Executive pursuant to that certain offer of employment dated as of October 18, 2013, and the accompanying Agreement on Confidentiality and Non-Competition dated as of November 14, 2013, and desires to continue Executive’s employment relationship with the Company on and subject to the terms and conditions hereinafter set forth.

C.    In the course of Executive’s employment hereunder, Executive has had and will continue to have access to highly confidential and proprietary information of the Parking Companies and their clients, including without limitation the information referred to in paragraph 6 below.

NOW, THEREFORE, in consideration of: (i) the foregoing Recitals, (ii) the mutual covenants and agreements herein contained, including but not limited to (a) the agreement to arbitrate all disputes arising out of this Agreement, (b) the Company’s agreement to pay salary, (c) the Company’s agreement to make salary continuation payments payable on termination, (d) the Company’s agreement to pay or provide benefits, and (e) Executive’s continued employment by the Company, and (iii) the exchange of Trade Secrets and Confidential Information regarding the Company’s business and its clients, the Company and Executive hereby covenant and agree as follows:

1.    Employment Period. The Company shall employ the Executive, and the Executive shall serve the Company, on the terms and conditions set forth in this Agreement, for a period beginning on September 1, 2019 and ending August 31, 2020 (the “Initial Employment Period”). The Initial Employment Period shall automatically extend for additional terms of one (1) year each (each a “Renewal Period,” collectively the “Renewal Periods”) unless the Company or Executive shall have given notice in writing of its or Executive’s intention not to renew this Agreement not less than ninety (90) days prior to the expiration of the Initial Employment Period or any applicable Renewal Period (the Initial Employment Period, as extended by one or more Renewal Periods, being hereafter referred to as the “Employment Period”). Notwithstanding any termination of this Agreement, all of the terms and provisions set forth in paragraph 6 of this Agreement shall remain in full force and effect.

2.    Position and Duties. During the Employment Period, the Executive shall serve as Chief Financial Officer, with the duties, authority and responsibilities as are commensurate with such position and as are customarily associated with such position. During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote full attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary, to discharge the responsibilities assigned to the Executive under this Agreement, and use the Executive's reasonable best efforts to carry out such responsibilities faithfully and efficiently. The Executive shall not, during the term of this Agreement, engage in any other business activities that will interfere with the Executive's employment pursuant to this Agreement. Executive shall discharge his duties and responsibilities under this Agreement in accordance with the Company’s Code of Conduct presently in effect or as amended and modified from time to time hereafter as it applies to peer executives.

3.    Compensation.

(a)     Base Salary. Commencing as of the Effective Date, the Executive shall receive base salary at the annual rate of Three Hundred Fifty Thousand Dollars ($350,000) (the “Annual Base Salary”). The Annual Base Salary shall be payable in accordance with the Company’s normal payroll practice for executives as in effect from time to time, and shall be subject to review annually in accordance with the Company's review policies and practices for executives as in effect at the time of any such review.

(b)    Bonus. For each calendar year ending during the Employment Period, the Executive shall be eligible to receive an annual bonus (the “Annual Bonus”) based upon terms and conditions of an annual bonus program established for peer executives of the Company (the “Annual Bonus Program”). It currently is expected that the Annual Bonus will be paid no later than March 15th of the following calendar year in which the Annual Bonus is earned. The Executive's target Annual Bonus (the “Target Annual Bonus”) throughout the Employment Period will be determined in accordance with the terms of the Annual Bonus Program. For 2019, the Executive’s Annual Bonus will be prorated based on the number of full months during which Executive works as Chief Financial Officer, with the remainder of Executive’s Annual Bonus prorated based on the number of full months he worked as Senior Vice President, Corporate Controller.

(c)    Equity Plan.    The Executive shall be entitled to participate in the Company’s Long Term Incentive Plan on a similar basis (if any) as similarly situated Executives of the Company from and after the effective date thereof in accordance with the terms and conditions of the Long Term Incentive Plan.

(d)    Other Benefits. In addition to the foregoing, during the Employment Period: (i) the Executive shall be entitled to participate in savings, retirement, and fringe benefit plans, practices, policies and programs of the Company as in effect from time to time, including, but not limited to the Company's 401(k) plan, on the same terms and conditions as those applicable to peer executives; (ii) the Executive shall be entitled to four (4) weeks of annual vacation, to be taken in accordance with the Company's vacation policy as in effect from time to time; and (iii) the Executive and the Executive's family shall be eligible for participation in, and shall receive all benefits under, all group medical, disability and other welfare benefit plans, practices, policies and programs provided by the Company, as in effect from time to time, on the same terms and conditions as those applicable to peer executives.

(d)    Business Expenses.    Executive shall be reimbursed by the Company for those business expenses authorized by the Company and those for which are necessarily and reasonably incurred on behalf of the Company and which may be properly be deducted by the Company as business expenses for federal tax purposes.

4.    Termination of Employment.

(a)     Death or Disability. In the event of the Executive's death during the Employment Period, the Executive's employment with the Company shall terminate automatically. The Company, in its discretion, shall have the right to terminate the Executive's employment because of the Executive's Disability during the Employment Period. For purposes of this Agreement, "Disability" shall mean the absence of the Executive from the Executive's duties with the Company on a full-time basis for 180 consecutive business days, or for periods aggregating 180 business days in any period of twelve months, as a result of incapacity due to mental or physical illness or injury which is determined to be total and permanent by a physician selected by the Company or its insurers. A termination of the Executive's employment by the Company for Disability shall be communicated to the Executive by written notice, and shall be effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), unless the Executive returns to full-time performance of the Executive's duties before the Disability Effective Date.

(b)    By the Company. In addition to termination for Disability, the Company may terminate the Executive's employment during the Employment Period for Cause or without Cause. “Cause” means:

(i)    the continued and willful or deliberate failure of the Executive to substantially perform the Executive’s duties, or to comply with the Executive’s obligations, under this Agreement (other than as a result of physical or mental illness or injury); or

(ii)    illegal action or misconduct by the Executive that is willful and results in material damage to the business or reputation of the Company.

Upon the occurrence of events constituting Cause as defined in subsection (i) of this paragraph 4(b), the Company shall give the Executive advance notice of any such termination for Cause and shall provide the Executive with a reasonable opportunity to cure.

(c)    Voluntarily by the Executive. The Executive may terminate his or her employment by giving written notice thereof to the Company (“Voluntary Termination”), which shall include without limitation the Executive’s giving of notice, pursuant to the second sentence of paragraph 1 above, of the Executive’s election not to renew the Employment Period; provided, however, that if Executive terminates his or her employment for Good Reason, such termination shall not be considered a voluntary termination by Executive and Executive shall be treated as if he or she had been terminated by the Company pursuant to paragraph 5(a) below. "Good Reason" means any of the following:

(i)a material reduction in the Executive’s Annual Base Salary, unaccompanied by any good-faith correlated reduction in geographic or other substantial responsibilities, which is not accompanied by a similar reduction in annual base salaries of similarly situated executives of the Company; or

(ii) a breach by the Company of this Agreement after Executive has given to the Company advance written notice of, and a reasonable opportunity to cure, any such breach.

(d)    Date of Termination. The "Date of Termination" means, as the case may be: (i) the date of the Executive's death, (ii) the Disability Effective Date, (iii) the effective date of the termination of Executive's employment by the Company for Cause, as set forth in a written notice from the Company, (iv) the effective date of the termination of Executive’s employment by the Company for any reason other than Cause or Disability, (v) the effective date of any Voluntary Termination by the Executive, or (vi) the final day of the Employment Period in the event of its non-renewal or automatic expiration.

5.    Obligations of the Company upon Termination.

Subject to Company policy, the Executive shall receive accrued but unpaid vacation pay through the Date of Termination

The Company agrees to compensate the Executive under certain terminating events as is described in this paragraph 5(a), (b), (c) and (d), as consideration for the representations, restrictions and obligations contained in paragraph 6, subject to and conditioned on Executive’s execution of a Confidential Severance Agreement and General Release which shall contain confirmation of Executive’s agreement to strictly comply with all of the terms set forth in paragraph 6 of this Agreement.

(a)	By the Company without Cause or for Non-Renewal of the Employment
Period.

(1)
If the Company terminates the Executive's employment or if the Company gives a written notice of non-renewal of the Employment Period as provided in paragraph 1 above, the Company shall, subject to and conditioned upon the Executive’s execution of a Confidential Severance Agreement and General Release which shall contain confirmation of Executive’s agreement to strictly comply with all of the terms set forth in paragraph 6 of this Agreement:

(i)
continue to pay the Executive’s Annual Base Salary and Target Annual Bonus, at the rate in effect the day before the Date of Termination, for a period not to exceed twelve (12) months after the Date of Termination as and when such amounts would be paid in accordance with paragraphs 3(a) above; and

(ii)    continue to provide health benefits to the Executive and the Executive's family at least as favorable as those that would have been provided to them under clause (d)(iii) of paragraph 3 above if the Executive's employment had continued during the salary continuation period described in 5(a)(1)(i) above.

(b)    Death

(1) If the Executive's employment is terminated by reason of the Executive's death the Company shall pay an amount equal to:

(i)
the Executive's Annual Base Salary through the end of the calendar month in which death occurs, by lump-sum payment to the Executive’s estate. Death benefits shall be paid to Executive’s estate within seven (7) days following receipt of any such death benefit by the Company from the insurer; and

(ii)
any earned and unpaid Annual Bonus for the calendar year ending prior to the Date of Termination. This Annual Bonus amount will be paid no later than March 15th of the calendar year following the year in which it was earned. Nothing in this paragraph shall be construed to require payment of a bonus for the year in which the Date of Termination occurs. All bonus payments are subject to the terms of the Annual Bonus Program;

(c)    Disability

(1) If the Executive's employment is terminated by reason of the Executive's disability, subject to and conditioned upon the Executive’s execution of a Confidential Severance Agreement and General Release which shall contain confirmation of Executive’s agreement to strictly comply with all the terms set forth in paragraph 6 of this Agreement, the Company shall pay to the Executive or the Executive’s representative, an amount equal to:

(i)
any earned and unpaid Annual Bonus for the calendar year ended prior to the Date of Termination. This Annual Bonus amount will be paid no later than March 15th of the calendar year following the year in which it was earned. Nothing in this paragraph shall be construed to require payment of a bonus for the year in which the Date of Termination occurs. All bonus payments are subject to the terms of the Annual Bonus Program;

(d)    Cause and Voluntary Termination

(1) If the Executive voluntarily terminates the Executive's employment or if the Executive's employment is terminated by the Company for Cause at any time, subject to and conditioned upon the Executive’s execution of a Confidential Severance Agreement and General Release which shall contain confirmation of Executive’s agreement to strictly comply with all the terms set forth in paragraph 6 of this Agreement, the Company shall pay the Executive:

(i)
as additional consideration for the Executive’s strict compliance with all the provision of the terms of paragraph 6, an amount equal to one-twenty-fourth (1/24) of the Executive’s Annual Base Salary, at the rate in effect the day before the Date of Termination;

(ii)
the Executive shall receive the first half of his payment referenced in paragraph 5(d)(1)(i) twelve (12) weeks after his Date of Termination and receive the balance of the payment referenced in paragraph 5(d)(1)(i) at the conclusion of the time period referenced in paragraph 6(e); and

(iii)
any earned and unpaid Annual Bonus for the calendar year ended prior to the Date of Termination. This Annual Bonus amount will be paid no later than March 15th of the calendar year following the year in which it was earned. Nothing in this paragraph should be construed to require payment of a bonus for the year in which the Date of Termination occurs. All bonus payments are subject to the terms of the Annual Bonus Program;

6.    Protection of Proprietary Interests.

(a)    Trade Secret and Confidential Information. The Executive recognizes and acknowledges that the acquisition and operation of, and the providing of consulting services for, parking facilities is a unique enterprise and that there are relatively few firms engaged in these businesses in the primary areas in which the Parking Companies operate. The Executive further recognizes and acknowledges that in exchange for his or her employment with the Parking Companies, the Executive has been given access to and provided with and will continue to be provided with additional confidential information and trade secrets of the Parking Companies that constitute proprietary information that the Parking Companies are entitled to protect, which information constitutes special and unique assets of the Parking Companies, which is not generally available to the public, including without limitation (i) information relating to the Parking Companies' manner and methods of doing business, including without limitation, strategies for negotiating leases and management agreements; (ii) the identity of the Parking Companies' clients, customers, prospective clients and customers, lessors and locations, and the identity of any individuals or entities having an equity or other economic interest in any of the Parking Companies to the extent such identity has not otherwise been voluntarily disclosed by any of the Parking Companies; (iii) the specific confidential terms of management agreements, leases or other business agreements, including without limitation the duration of, and the fees, rent or other payments due thereunder; (iv) the identities of beneficiaries under land trusts; (v) the business, developments, activities or systems of the Parking Companies, including without limitation any marketing or customer service oriented programs in the development stages or not otherwise known to the general public; (vi) information concerning the business affairs of any individual or firm doing business with the Parking Companies; (vii) financial data and the operating expense structure pertaining to any parking facility owned, operated, leased or managed by the Parking Companies or for which the Parking Companies have or are providing consulting services; (viii) information pertaining to computer systems, including but not limited to computer software, used in the operation of the Parking Companies; and (ix) other confidential information and trade secrets relating to the operation of the Company's business (the matters described in this sentence are referred to herein as "Trade Secret and Confidential Information").

(b)    Customer Relationships. The Executive understands and acknowledges that the Company has expended significant resources over many years to identify, develop, and maintain its clients. The Executive additionally acknowledges that the Company’s clients have had continuous and long-standing relationships with the Company and that, as a result of these close, long-term relationships, the Company possesses significant knowledge of and confidential information about its clients and their needs. Finally, the Executive acknowledges the Executive’s association and contact with these clients is derived solely from Executive’s employment with the Company. The Executive further acknowledges that the Company does business throughout the United States and that the Executive personally has significant contact with the Company’s clients and customers solely as a result of Executive’s relationship with the Company.

(c)    Confidentiality. With respect to Trade Secret and Confidential Information, and except as may be required by the lawful order of a court or government agency of competent jurisdiction, the Executive agrees that Executive shall during his or her employment and thereafter :

(i)    hold all Trade Secret and Confidential Information in strict confidence and not publish or otherwise disclose any portion thereof to any person whatsoever except with the prior written consent of the Company so long as such Information is not generally available to the public;

(ii)    use all reasonable precautions to assure that the Trade Secret and Confidential Information are properly protected and kept from unauthorized persons or use;

(iii)    make no use of any Trade Secret and Confidential Information except as is required in the performance of Executive’s duties for the Company; and

(iv)    immediately upon termination of Executive’s employment with the Company, whether voluntary or involuntary and regardless of the reason or cause, or upon the request of the Company, promptly return to the Company all Company property including, without limitation, any and all documents, and other things relating to any Trade Secret and Confidential Information, all of which are and shall remain the sole property of the Company. The term "documents" as used in the preceding sentence shall mean all forms of written or recorded information and shall include, without limitation, all accounts, budgets, compilations, computer records (including, but not limited to, computer programs, software, disks, diskettes or any other electronic or magnetic storage media), contracts, correspondence, data, diagrams, drawings, financial statements, memoranda, microfilm or microfiche, notes, notebooks, marketing or other plans, printed materials, records and reports, as well as any and all copies, reproductions or summaries thereof.

Notwithstanding the above, nothing contained herein shall restrict the Executive from using, at any time after Executive’s termination of employment with the Company, information which is generally available to the public or industry.

(d)    Assignment of Intellectual Property Rights. The Executive agrees to assign to the Company any and all intellectual property rights including patents, trademarks, copyright and business plans or systems developed, authored or conceived by the Executive while so employed and relating to the business of the Company, and the Executive agrees to cooperate with the Company's attorneys to perfect ownership rights thereof in the Company or any one or more of the Company. This agreement does not apply to an invention for which no equipment, supplies, facility or Trade Secret and Confidential Information of the Company was used and which was developed entirely on the Executive's own time, unless (i) the invention relates either to the business of the Company or to actual or demonstrably anticipated research or development of the Parking Companies, or (ii) the invention results from any work performed by the Executive for the Parking Companies.

(e)    Non-Compete. Executive agrees that while employed by the Company and for a period of twelve (12) months after his or her Date of Termination for any reason, Executive will not directly or indirectly without first obtaining the express written permission of the Employer’s General Counsel, which permission may be withheld in the Employer’s sole discretion:

(i)    conduct business with any client or customer of the Company with which Executive had any direct contact or responsibility within the twelve months preceding the Date of Termination or about whom Executive acquired any Trade Secret or Confidential Information during his or her employment with the Company; or

(ii)    become employed by or render services to any competitor of the Company if in so doing the Executive shall directly or indirectly have responsibility for clients, customers or other consulting functions competitive with the Company for which the Executive had responsibilities on behalf of the Company during the twelve months preceding the Date of Termination.

(f)    Non-Solicitation. The Executive agrees that while he or she is employed by the Company and for a period of twelve (12) months after the Date of Termination, the Executive shall not, directly or indirectly:

(i)    without first obtaining the express written permission of the Company’s General Counsel, which permission may be withheld solely in the Company’s discretion, directly or indirectly contact or solicit business from any client or customer of the Company with whom the Executive had direct contact or responsibility or about whom the Executive acquired any Trade Secret or Confidential Information during his employment with the Company. Likewise, the Executive shall not, without first obtaining the express written permission of the Company’s General Counsel which permission may be withheld solely in the Company’s discretion, directly or indirectly contact or solicit business from any person responsible for referring business to the Company or who regularly refers business to the Company with whom the Executive had any direct contact or about whom the Executive acquired any Trade Secret or Confidential Information during his employment with the Company; or

(ii)    take any action to hire, recruit or to directly or indirectly assist in the hiring, recruiting or solicitation for employment of any officer, employee or representative of the Parking Companies who possesses Trade Secret and Confidential Information of the Company.

If the Executive, after the termination of his or her employment hereunder, has any question regarding the applicability of the above provisions to a potential employment opportunity, the Executive acknowledges that it is his or her responsibility to contact the Company so that the Company may inform the Executive of its position with respect to such opportunity.

(g)    Remedies. The Executive acknowledges that the Company would be irreparably injured by a violation of the covenants of this paragraph 6 and agrees that the Company, or any one or more of the Parking Companies, in addition to any other remedies available to it or them for such breach or threatened breach, shall be entitled to a preliminary injunction, temporary restraining order, or other equivalent relief in a court of law or through arbitration, restraining the Executive from any actual or threatened breach of any of the provisions of this paragraph 6. If a bond is required to be posted in order for the Company or any one or more of the Company to secure an injunction or other equitable remedy, the parties agree that said bond need not exceed a nominal sum. This paragraph shall be applicable regardless of the reason for the Executive's termination of employment, and independent of any alleged action or alleged breach of any provision hereby by the Company. If at any time any of the provisions of this paragraph 6 shall be determined to be invalid or unenforceable by reason of being vague or unreasonable as to duration, area, scope of activity or otherwise, then this paragraph 6 shall be considered divisible (with the other provisions to remain in full force and effect) and the invalid or unenforceable provisions shall become and be deemed to be immediately amended to include only such time, area, scope of activity and other restrictions, as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter, and the Executive expressly agrees that this Agreement, as so amended, shall be valid and binding as though any invalid or unenforceable provision had not been included herein.

(h)    Arbitration of Disputes. Company and Executive agree to take all reasonable steps to resolve any employment-related legal and/or judicial disputes between them quickly and fairly. Should such matters remain unresolved, Company and Executive agree that final and binding arbitration shall be the exclusive remedy for any dispute between them relating to all common law, statutory, legal or judicial claims, including, but not limited to, any claims for breach of contract and for violation of laws forbidding discrimination on the basis of race, color, religion, gender, age, national origin, disability or any other legally protected status. Explicitly excluded from this provision are claims regarding or relating to amount and/or adequacy of compensation, promotion, transfer, reassignment of job duties and responsibilities and discipline, except to the extent that such disputes involved common law, statutory, legal or judicial claims. This agreement does not preclude administrative claims for workers’ compensation or unemployment compensation benefits or the filing of charges with government agencies.

Any controversy over whether a dispute is an arbitrable dispute or as to the interpretation or enforceability of the paragraph with respect to such arbitration shall be determined by the arbitrator. This agreement does not affect substantive rights; it simply governs forum. For example, the arbitrator is to apply the same statute of limitations and to award the same relief that a court would in a judicial proceeding. Nothing in this section prevents the Company from seeking a temporary restraining order to preliminary injunctive relief until such time that the dispute can be arbitrated.

Arbitration shall be before a single arbitrator in the city in which the Executive’s immediate supervisor maintains his main office when the matter is submitted to arbitration, unless the parties mutually agree to hold the arbitration in a different location. The arbitration will be administered in accordance with the employment disputes rules of the Judicial Arbitration and Mediation Services (JAMS) and its procedures then in effect. If the parties cannot agree on an arbitrator, then the JAMS rules will govern selection. The Company will pay the fees of the JAMS and the arbitrator. However, in the event that the Executive submits a matter to arbitration, he shall be responsible for contributing to such fees an amount equivalent to the amount required to file a complaint of the same type in the state court which is geographically closer to the site of the arbitration.

The arbitrator’s award is to be in writing, with reasons given and evidence cited for the award. The arbitrator shall have the discretion to award fees (including administrative charges, costs and/or reasonable attorney’s fees actually expended) to the prevailing party, in accordance with controlling law. Any court of competent jurisdiction may enter judgment upon the award, either by : (1) confirming the award, or ; (2) vacating, modifying or correcting the award: (a) on any ground referred to in the U.S. Arbitration Act, (b) where the findings of fact are not supported by substantial evidence, or ; (c) where the conclusions of law are erroneous.

7.    Incorporation of Recitals and Acknowledgement of Obligations. The Recitals set forth above are hereby incorporated as material terms of this Agreement. Executive acknowledges that his or her obligations under this Agreement are in addition to any and all obligations concerning the same subject matter arising under any applicable law including, without limitation, common law relating to fiduciary duties and common law and statutory law relating to trade secrets.

8.    Severability. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision of this Agreement, and this Agreement will be construed as if such invalid or unenforceable provision were omitted (but only to the extent that such provision cannot be appropriately reformed or modified).

9.    Notices. Any notice which any party shall be required or shall desire to serve upon the other shall be in writing and shall be delivered personally or sent by registered or certified mail, postage prepaid, or sent by facsimile or prepaid overnight courier, to the parties at the addresses set forth below (or such other addresses as shall be specified by the parties by like notice):

In the case of Executive to:	Kristopher H. Roy
In the case of the Company to:	SP Plus Corporation 200 E. Randolph Street Suite 7700 Chicago, Illinois 60601 Attention: General Counsel

10.    Applicable Law: Submission to Jurisdiction. This Agreement shall be construed in accordance with the laws of the State of Illinois and any action brought to enforce interpret or declare any rights under this Agreement shall be exclusively brought in the state and federal courts of the State of Illinois, all parties agreeing to submit to the jurisdiction of the courts of the State of Illinois.

11.    Nonalienation. The interests of the Executive under this Agreement are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Executive or the Executive's beneficiary.

12.    Amendment. This Agreement may be amended or cancelled only by mutual agreement of the parties in writing without the consent of any other person.

13.    Waiver of Breach. No waiver by any party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party or any similar or dissimilar provisions and conditions at the same or any prior or subsequent time. The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.

14.    Successors. This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, of all or substantially all of the Company's assets and business. The Executive's duties hereunder may not be assigned by Executive and shall be binding upon the Executive even if the obligations hereunder are assigned by the Company.

15.    Entire Agreement. Except as noted herein, this Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, either oral or in writing, if any, between the parties relating to the subject matter hereof.

16.    Acknowledgement by Executive. The Executive has read and fully understands the terms and conditions set forth herein, has had time to reflect on and consider the benefits and consequences of entering into this Agreement and has had the opportunity to review the terms hereof with an attorney or other representative, if he so chooses. The Executive has executed and delivered this Agreement as his free and voluntary act, after having determined that the provisions contained herein are of a material benefit to him, and that the duties and obligations imposed on him hereunder are fair and reasonable and will not prevent him from earning a livelihood following the Date of Termination. Executive affirmatively states that he or she has not, will not and cannot rely on any representations not expressly made herein.

17.    Certification. Executive agrees not to disclose to the Company, or use in his or her work at the Company, any confidential information and/or trade secrets belonging to others, including without limitation, his or her prior employers, or any prior inventions made by Executive and which the Company is not otherwise legally entitled to learn of or use. Furthermore, by executing this Agreement, Executive certifies that he or she is not subject to any restrictive covenants and/or obligations that would prevent Executive from fully performing his or her duties for the Company. Executive also agrees that the Company may contact any employer or prospective employer of Executive to inform it of Executive’s obligations under this
Agreement, and that Executive shall affirmatively provide this Agreement to all subsequent employers.

IN WITNESS WHEREOF, the Executive and the Company have executed this Agreement as of the day and year first written above.

SP+ CORPORATION

By: /s/ Marc Baumann___________________
Marc Baumann
President and Chief Executive Officer

EXECUTIVE:

/s/ Kristopher H. Roy________________
Kristopher H. Roy